                                                                    Exhibit 99.1
                                           ooooooooooooooooooooooooooooooooooooo

                                           TRANSOCEAN INC.
                                           Post Office Box 2765
                                           Houston TX 77252 2765

(TRANSOCEAN LOGO)
oooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooooo

ANALYST CONTACT: Jeffrey L. Chastain                         NEWS RELEASE
                 713-232-7551

MEDIA CONTACT:   Guy A. Cantwell                  FOR RELEASE: February 18, 2005
                 713-232-7647

                      TRANSOCEAN INC. ANNOUNCES REDEMPTION
                       OF ITS 6.95% SENIOR NOTES DUE 2008

         HOUSTON--Transocean Inc. (NYSE: RIG) today announced that it has called its 6.95% Senior Notes due April 2008 for redemption on March 21, 2005. The face value of the notes is $247.8 million, and the cost to redeem the notes is expected to be approximately $279.8 million, including accrued and unpaid interest. The redemption price also includes a make-whole premium determined by reference to a fixed spread of 20 basis points over a specified U.S. Treasury yield referenced in the "Federal Reserve Statistical Release H.15 (519)" to be published March 14, 2005. Transocean expects to recognize a loss on retirement of the notes during the first quarter of 2005 of approximately $10.8 million and plans to use existing cash balances to fund the redemption. The redemption does not affect the 6.95% Senior Notes due April 2008 of TODCO, a publicly traded company in which Transocean owns an equity interest.

         Statements regarding estimated cost, loss on retirement and funding of the redemption, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to the actual U.S. Treasury yield used to calculate the make-whole premium, adequacy of sources of liquidity and factors detailed in Transocean's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

         Transocean Inc. is the world's largest offshore drilling contractor with a fleet of 93 mobile offshore drilling units. The company's mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding sectors of the offshore drilling business. The company's fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 24 Other Floaters, 26 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $15 billion, Transocean Inc.'s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."


                                       ###